Exhibit 10.1

QUALITY SYSTEMS, INC.

FORM OF

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between [●] (“Executive”) and Quality Systems, Inc., a Delaware corporation (the “Company”), effective as of the date of Executive’s signature below (the “Effective Date”). If the Company does not receive a signed copy of this Agreement from Executive by [●], 2016, this Agreement shall be without force or effect.

RECITALS

1.    The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders (i) to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control and (ii) to provide Executive with an incentive to continue Executive’s employment prior to a Change of Control and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

2.    The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

3.    Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.    At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time, with or without Cause.

2.    Change of Control Severance Benefits.

(a)    Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If the Company terminates Executive’s employment with the Company without Cause (and not for death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change of Control Period, then subject to Section 3, Executive will receive the following:

(i)    Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii)    Severance Payment. Executive will receive a lump-sum payment (less applicable withholding taxes) within thirty (30) days after the Release Deadline equal to [●]% of the sum of the Executive’s annual base salary plus the Executive’s target bonus, each at the level in effect immediately prior to Executive’s termination date or, if greater, at the level in effect immediately prior to the Change of Control.

(iii)    Pro-rated Bonus Payment. Executive will receive a lump-sum payment within thirty (30) days after the latter of the Release Deadline and the date on which Executive’s bonus would otherwise be payable had Executive remained an active employee in an amount equal to the product of (a) the annual bonus, if any, that Executive would have earned for the entire fiscal year in which Executive separates from service with the Company, based on the level of achievement of the applicable performance goals for such year, excluding the impact of any expenses and charges incurred in connection with the Change of Control, as determined in good faith by the Committee, (or, in the discretion of the Company, Executive’s target annual bonus for the fiscal year in which Executive separates from service with the Company), multiplied by (b) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year in which the termination date occurs and the denominator of which is the number of days in such year. Any payment pursuant to this Section 2(a)(iii) shall be in lieu of any annual bonus payment that Executive would otherwise receive for the year of termination.

(iv)    Continuation Coverage. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of [●]months from the date of termination or (B) the date upon which Executive becomes covered under similar plans of a subsequent employer. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 2(a)(iv), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to [●]such payments. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(v)    Waiver of Repayment Obligations. All of Executive’s repayment obligations (if any) with respect to new hire, signing or relocation bonuses from the Company shall be irrevocably waived by the Company and such amounts shall be deemed fully earned by Executive.

(vi)    Outplacement Benefits. The Company will offer Executive career transition services provided by a third-party vendor selected by the Company, to be paid for by the Company for 12 months following the Executive’s termination date.

(vii)    Legal Fees. Within thirty (30) days after submission of an itemized bill to the Company, the Company will reimburse Executive for up to $5,000 in reasonable legal fees and expenses incurred within 12 months following the Executive’s termination date (or the consummation of the Change of Control if later) that are related to securities and tax law compliance issues arising from Executive’s separation from service. For avoidance of doubt, no reimbursement will be available under this Agreement for any legal fees and expenses relating to a claim or other action arising from, or relating to, Executive’s employment relationship with the Company, the termination of that relationship or this Agreement, including any claim or other action against the Company or any of its current or former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions and subsidiaries and predecessor and successor corporations and assigns.

(b)    Voluntary Resignation; Termination for Cause; Disability; Death. If Executive’s employment with the Company terminates during the Change of Control Period (i) voluntarily by Executive (other than for Good Reason), (ii) for Cause by the Company or (iii) as a result of Executive’s Disability or death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(c)    Exclusive Remedy. In the event of a termination of Executive’s employment under the conditions set forth in Section 2(a) of this Agreement, the provisions of Section 2 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive otherwise may be entitled, whether at law, tort, contract or in equity, except for (i) the right to the payment of any accrued but unpaid wages, as required by law, (ii) the right to the payment of any unreimbursed reimbursable expenses and (iii) any additional rights applicable to Executive under the Company’s Amended and Restated 1998 Stock Option Plan, Company’s Second Amended and Restated 2005 Stock Option and Incentive Plan, the Company’s 2015 Equity Incentive Plan and all award agreements issued to Executive thereunder. The Company, in its sole discretion, shall have the authority to reduce Executive’s benefits under Section 2 of this Agreement, in whole or in part, by any other termination benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company pursuant to any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or comparable state law.

3.    Conditions to Receipt of Severance

(a)    Release of Claims Agreement. The receipt of any severance payments or benefits (other than the accrued benefits set forth in Section 2(a)(i)) pursuant to this Agreement is subject to Executive signing and not revoking a release of claims in substantially the form attached hereto as Exhibit A (the “Release”), which must become effective and irrevocable no later than the latter of (i) the sixtieth (60th) day following Executive’s termination of employment and (ii) the consummation of a Change of Control (such latter date being the “Release Deadline”). For avoidance of doubt, the Company may modify the form of the required Release as is reasonably required to comply with changes in applicable law. If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(b)    Confidential Information and Invention Assignment Agreements. Executive’s receipt of any payments or benefits under Section 2 (other than the accrued benefits set forth in Section 2(a)(i)) will be subject to Executive continuing to comply with the terms of the [Proprietary Information and Inventions Agreement/Agreement for Protection of Company Information], between the Company and Executive, as such agreement may be amended from time to time.

(c)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation subject to and not exempt from Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)    It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 3(c)(iv) below or resulting from an involuntary separation from service as described in Section 3(c)(iv) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, theRelease Deadline, or, if later, such time as required by Section 3(c)(iii). Except as required by Section 3(c)(iii), any installment payments that would have been made to Executive during the period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the Release Deadline following Executive’s separation from service and the remaining payments will be made as provided in this Agreement. In any case where Executive’s separation from service and the Release Deadline fall in two separate calendar years, any amount required to be paid to Executive that is conditioned on the effectiveness of the Release and is treated as a Deferred Payment shall be paid in the later calendar year.

(iii)     Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(v)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.

4.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefit under Section 3 and under any such other agreement (including any employment agreement or equity award agreement under the Company’s Amended and Restated 1998 Stock Option Plan, Company’s Second Amended and Restated 2005 Stock Option and Incentive Plan or the Company’s 2015 Equity Incentive Plan) will be either:

(a)    delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code as determined by the Firm.

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 4, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 4.

5.    Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)    Cause. “Cause” means:

(i)    Executive’s failure to substantially perform his or her duties with the Company;

(ii)    Executive’s failure to substantially follow and comply with the specific and lawful directives of the Board or any officer of the Company to whom such Executive directly or indirectly reports;

(iii)    Executive’s commission of an act of fraud or dishonesty resulting in actual economic, financial or reputational injury to the Company;

(iv)    Executive’s engagement in illegal conduct, gross misconduct or an act of moral turpitude, involving economic, financial or reputational injury to the Company;

(v)    Executive’s material violation of any material written policy, guideline, code, handbook or similar document governing the conduct of directors, officers or employees of the Company resulting in actual economic, financial or reputational injury to the Company or an Affiliate;

(vi)    Executive’s intentional, material violation of any contract or agreement between the Executive and the Company or of any statutory duty owed to the Company; or

(vii)    Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets.

The determination as to whether Executive is being terminated for Cause will be made in good faith by the Committee and will be final and binding on Executive. The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment relationship at any time as provided in Section 1 above, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(b)    Change of Control. “Change of Control” means the occurrence of any of the following events:

(i)    Any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change of Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change of Control will be deemed to occur;

(ii)    There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the

Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

(iii)    There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company (including its subsidiaries and affiliates), other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change of Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(c)    Change of Control Period. “Change of Control Period” means the period beginning two (2) months prior to the consummation of a Change of Control and ending eighteen (18) months following the consummation of a Change of Control.

(d)    COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e)    Code. “Code” means the Internal Revenue Code of 1986, as amended.

(f)    Disability. “Disability” means, with respect to Executive, the inability of such Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.

(g)    Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934.

(h)    Exchange Act Person. “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(i)    Good Reason. “Good Reason” means termination of employment following the occurrence of one or more of the following, without Executive’s express written consent:

(i)    a material reduction in Executive’s annual base salary (which Executive agrees is a reduction of at least 10% of base salary); provided, however that a reduction pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees that does not adversely affect Executive to a greater extent than other similarly situated employees shall not constitute Good Reason;

(ii)    a material reduction in Executive’s authority, duties or responsibilities;

(iii)    the relocation of Executive’s principal place of performing his or her duties as an employee of the Company to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business);

(iv)    any material breach or material violation of a material provision of this Agreement by the Company; or

(v)    any material breach or material violation by the Company of a material provision of Executive’s written offer letter or employment agreement with the Company.

In order for an event to qualify as Good Reason, Executive must provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days following the initial existence of the grounds for “Good Reason”, must provide the Company with a reasonable cure period of not less than thirty (30) days following the end of such notice and must resign within thirty (30) days following the expiration of the Company’s cure period.

For purposes of the “Good Reason” definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(j)    Own. “Own,” “Owned,” “Owner,” “Ownership” of securities means a natural person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(k)    Section 409A Limit. “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

6.    Term; Amendment. This Agreement will have an initial term of one (1) year commencing on the Effective Date. This Agreement will renew automatically for additional one (1) year terms each anniversary of the Effective Date, unless either party provides the other party with written notice of non-renewal at least two (2) months prior to the date of automatic renewal. Notwithstanding the foregoing, upon the first Change of Control to occur, the term of this Agreement will extend automatically through the date that is eighteen (18) months following the effective date of the Change of Control, and if Executive becomes entitled to benefits under Section 2, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless made in writing approved by the Committee and executed by a duly authorized officer of the Company other than the Executive.

7.    Successors.

(a)    The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)    Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.    Notice.

(a)    General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); or (ii) received by the addressee, if sent by a nationally recognized overnight delivery service, if sent to the following addresses. In the case of Executive, notices will be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Board and General Counsel.

(b)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than sixty (60) days after the giving of such notice).

9.    Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Company’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

10.     Arbitration.

(a)     Agreement to Arbitrate. The Company and Executive hereby agree to resolve by final and binding arbitration any and all claims or controversies in any way arising out of, relating to or associated with Executive’s employment with the Company or any of its parents, affiliates, or subsidiaries, or the termination of such employment or any breach of this Agreement. This mutual agreement to arbitrate includes any claims that the Company may have against Executive, or that Executive may have against the Company or against any of its officers, directors, employees, agents, successors, or parent, subsidiary, or affiliated entities. The Company and Executive agree that arbitration, as provided for in this Agreement, shall be the exclusive forum for the resolution of any covered dispute between the parties. The Company and Executive agree that their mutual agreement to arbitrate shall constitute sufficient consideration by each party for the promises made in this Section 10.

(b)     Scope of Agreement. The claims covered by this Section 10 include, but are not limited to, claims for breach of any contract or covenant, express or implied; claims for breach of any fiduciary duty or other duty owed to Executive by Company or to Company by Executive; tort claims; claims for wages or other compensation due; claims for discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, or sexual orientation; and claims for violation of any federal, state or other governmental constitution, statute, ordinance or regulation (as originally enacted and as amended), including but not limited to claims under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Fair Labor Standards Act (“FLSA”), the Employee Retirement Income Security Act (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Family and Medical Leave Act (“FMLA”) (collectively, “Arbitrable Disputes”).

(c)     Procedure. Executive’s request to arbitrate must be directed to the Board at the Company’s principal place of business. A request submitted by the Company shall be sent to the Executive at the Executive’s address as reflected on the Company’s personnel records. Any arbitration shall be conducted before a single arbitrator of JAMS under the Employment Arbitration Rules and Procedures (the “Rules”) of JAMS then in effect. You can obtain a copy of the Rules on the website of JAMS, which is www.jamsadr.com. JAMS has previously maintained the Rules at this URL: http://www.jamsadr.com/rules-employment-arbitration. The arbitration will be conducted in Orange County, California, and Executive and the Company consent to jurisdiction in

California and venue in Orange County, California. If Executive is making a claim, the Company will pay any arbitration filing fee in excess of the amount Executive would have been required to pay (if any) to file the claim in court, and the Company will pay all of the arbitrator’s fees and other arbitration expenses. If the Company is making a claim, the Company will pay all filing fees and all expenses of the arbitration, including the arbitrator’s fees. Each party shall bear its, his, or her own costs of legal representation; provided, however, if any party prevails on a claim entitling the prevailing party to attorneys’ fees and/or costs, the arbitrator may award reasonable fees and/or costs to the prevailing party in accordance with such claim. The arbitrator shall have the authority to order such discovery by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The arbitrator shall issue a written decision that reveals the essential findings and conclusions on which the decision is based, and the arbitrator’s decision shall be subject to such judicial review as is provided by law. The mutual agreement to arbitrate claims as set forth in this Section 10 is enforceable under and governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”), but if the FAA is held not to apply to this Agreement for any reason, this mutual agreement to arbitrate claims shall be enforced under the laws of the State of California.

(d)     Administrative Relief. This Section 10 does not limit Executive’s right to file an administrative charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), or any state agency charged with enforcement of fair employment practice laws, but Executive agrees to arbitrate under this Agreement all rights to any form of recovery or relief, including monetary or other damages. This agreement also does not apply to or cover claims for workers’ compensation benefits or compensation, claims for unemployment compensation benefits, or claims based upon an employee pension or benefit plan the terms of which contain an arbitration or other non-judicial dispute resolution procedure, in which case the provisions of such plan shall apply.

(e)     Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of Section 10 of this Agreement and fully understands it, including that EXECUTIVE EXPLICITLY WAIVES THE RIGHT TO TRIAL BY JURY. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

11.     Miscellaneous Provisions.

(a)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b)    Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to terms and conditions related to a termination of Executive’s employment. Notwithstanding the immediately preceding sentence, this Agreement does not supersede any terms or conditions of the Company’s Amended and Restated 1998 Stock Option Plan, Company’s Second Amended and Restated 2005 Stock Option and Incentive Plan, the Company’s 2015 Equity Incentive Plan and all award agreements issued to Executive thereunder, except for Section 4’s superseding provisions related to treatment of parachute payments.

(e)    Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized director or officer, as of the day and year set forth below.

COMPANY	QUALITY SYSTEMS, INC.

By:
	Title:	EVP, General Counsel and Secretary
	Date:	[●], 2016

EXECUTIVE	By:
	Title:	[●]
	Date:	[●], 2016

[signature page of the Change of Control Severance Agreement]

EXHIBIT A

FORM OF RELEASE OF CLAIMS

This release of claims (this “Agreement”) is made by and between Quality Systems, Inc. (the “Company”), and [●] (“Executive”). The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party.”

RECITALS

WHEREAS, Executive signed an [Proprietary Information and Inventions Agreement/Agreement for Protection of Company Information] (the “Confidentiality Agreement”) with the Company on [●], 201    ;

WHEREAS, Executive signed a Change of Control Severance Agreement with the Company on [●], 201     (the “Change of Control Agreement”), which, among other things, provides for certain severance benefits to be paid to Executive by the Company upon the termination of Executive’s employment following a Change of Control (as defined in the Change of Control Agreement) of the Company;

WHEREAS, Executive was employed by the Company until [●], 20    , when Executive’s employment was terminated following a Change of Control (“Termination Date”);

WHEREAS, in accordance with Section 3 of the Change of Control Agreement, Executive has agreed to enter into and not revoke a standard release of claims in favor of the Company as a condition to receiving the severance benefits described in the Change of Control Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment relationship with the Company and the termination of that relationship.

NOW THEREFORE, for good and valuable consideration, including the mutual promises and covenants made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.    Termination. Executive’s employment with the Company terminated on the Termination Date.

2.    Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration to be paid in accordance with the terms and conditions of the Change of Control Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, draws, stock, stock options or other equity awards (including restricted stock unit awards), vesting, and any and all other benefits and compensation due to Executive and that no other reimbursements or compensation are owed to Executive.

3.    Release of Claims. Executive agrees that the consideration to be paid in accordance with the terms and conditions of the Change of Control Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation the following:

(a)    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the [California Family Rights Act]; [the California Labor Code]; [the California Workers’ Compensation Act]; and [the California Fair Employment and Housing Act];1

(e)    any and all claims for violation of the federal, or any state, constitution;

(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section 3 (the “Release”) will be and remain in effect in all respects as a complete general release as to the matters released. The Release does not extend to any severance obligations due Executive under the Change of Control Agreement. The Release does not release claims that cannot be released as a matter of law. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 3. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

4.    [Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that

[1]

References to California statutes will only be included in this Agreement if Executive resides in California at the time Executive’s employment relationship is terminated. Otherwise, statutes specific to the state in which Executive resides at the time of termination will be substituted.

Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least 21 days within which to consider this Agreement; (c) Executive has 7 days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement will not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and delivers it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Chief Legal Officer of the Company that is received prior to the Effective Date.]2

5.    [California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of California Civil Code Section 1542, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

OR

Unknown Claims. Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. Executive, being aware of this principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.]3

6.    No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Executive confirms that Executive has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Executive or any other present or former Company employees, including violations of the federal and state securities laws.

7.    Sufficiency of Consideration. Executive hereby acknowledges and agrees that Executive has received good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.

8.    Confidential Information. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential

[2]	This provision will only be included in this Agreement if Executive is age 40 or older at the time Executive’s employment relationship is terminated. The consideration period shall be revised to 45 days to the extent necessary under the Older Workers Benefit Protection Act to obtain an effective ADEA release.
[3]

If Executive resides in California at the time Executive’s employment relationship is terminated, the first provision — “California Civil Code Section 1542” — will be included in this Agreement, otherwise the second provision — “Unknown Claims” — will be used.

and proprietary information, which agreement will continue in force; provided, however, that as to any provisions regarding solicitation of employees contained in the Confidentiality Agreement that conflict with the provisions regarding solicitation of employees contained in this Agreement, the provisions of this Agreement will control.

9.    Return of Company Property; Passwords and Password-protected Documents. Executive confirms that Executive has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control. Executive further confirms that Executive has cancelled all accounts for Executive’s benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Executive also confirms that Executive has delivered all passwords in use by Executive at the time of Executive’s termination, a list of any documents that Executive created or of which Executive is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.

10.    No Cooperation. Subject to Section 12 of this Agreement, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive will state no more than that Executive cannot provide any such counsel or assistance.

11.     Nondisparagement. Subject to Section 12 of this Agreement, Executive agrees that Executive will not in any way, directly or indirectly, do or say anything at any time which disparages the Company, its business interests or reputation, or that of any of the other Released Parties.

12.    Protected Activities. Notwithstanding anything herein to the contrary, nothing in this Agreement or the Confidentiality Agreement shall (a) prohibit Executive from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other comparable federal agency, state agency or securities regulatory body (the “Government Agencies”); (b) prohibit Executive from reporting possible violations of law to an appropriate Government Agency in a confidential manner without notice to the Company as authorized in any whistleblower protection provisions of any federal or state law or regulation; or (c) limit Executive’s lawful opportunity to cooperate with or participate in any administrative proceeding or investigation that may be conducted by a Government Agency. With respect to any information disclosed pursuant to this protected activity exception that may constitute confidential or proprietary information, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure to any parties other than the relevant agency or authority. Except as prohibited by applicable law, rule, or regulation, the payments paid to pursuant to the Change of Control Agreement will be the sole monetary relief available to Executive, and Executive will not be entitled to recover, and agrees to waive, any additional personal monetary relief that may be sought from or awarded against the Company in the future without regard to who filed or brought such claim. However, this Agreement does not waive Executive’s right to receive an award for original information from any Government Agency, including but not limited to any such award pursuant to Section 21F of the Securities Exchange Act of 1934.

13.     No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, will be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

14.     Solicitation of Employees. Executive agrees that for a period of 12 months immediately following the Effective Date of this Agreement, Executive will not directly or indirectly (a) solicit, induce, recruit or encourage any of the Company’s employees to leave their employment at the Company or (b) attempt to solicit, induce, recruit or encourage, either for Executive or for any other person or entity, any of the Company’s employees to leave their employment.

15.     Costs. The Parties will each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

16.     Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, WILL BE SUBJECT TO ARBITRATION PURSUANT TO SECTION 10 OF THE CHANGE OF CONTROL AGREEMENT.

17.     Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18.     No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

19.     Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.

20.     Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Change of Control Agreement, the Confidentiality Agreement and any of Executive’s written equity compensation agreements with the Company that are expressly not superseded by the Change of Control Agreement pursuant to Section 11(d) thereof.

21.     No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chairman of the Committee.

22.     Governing Law. This Agreement will be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.4

23.     Effective Date. [Executive understands that this Agreement will be null and void if not executed by Executive no later the end of the [21s]5 calendar day after the Agreement is provided to Executive for consideration. Each Party has seven days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th ) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).]6 OR [This Agreement will be effective after it has been signed by both Parties (the “Effective Date”)]7.

[4]	References to California will only be included in this Agreement if Executive resides in California at the time Executive’s employment relationship is terminated.
[5]	The consideration period shall be revised to 45 days to the extent necessary under the Older Workers Benefit Protection Act to obtain an effective ADEA release.
[6]	This provision will only be included in this Agreement if Executive is age 40 or older at the time Executive’s employment relationship is terminated.
[7]	This provision will only be included in this Agreement if Executive is under the age of 40 at the time Executive’s employment relationship is terminated.

24.     Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

25.     Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive expressly acknowledges that:

(a)	Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Executive is fully aware of the legal and binding effect of this Agreement.

* * * * *

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANY	QUALITY SYSTEMS, INC.

By:
Name:
Title:
Dated:

EXECUTIVE	[●], an individual

(Signature)

Dated: